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                                                                      EXHIBIT 11

Computation of Earnings Per Share                                               American International Group, Inc. and Subsidiaries

(in thousands, except per share amounts)

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YEARS ENDED DECEMBER 31,                                          1996            1995           1994(a)       1993(a)       1992(a)
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
Average outstanding shares used in the computation of
  per share earnings:
   Common stock issued                                          506,084        506,085        506,086        506,089        506,093
   Common stock in treasury                                     (35,039)       (32,063)       (31,207)       (29,897)       (29,637)
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   Average outstanding shares                                   471,045        474,022        474,879        476,192        476,456
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   Income before cumulative effect of accounting changes    $ 2,897,257    $ 2,510,383    $ 2,175,515    $ 1,917,035    $ 1,620,544
   Cumulative effect of accounting changes, net of tax
     AIG                                                             --             --             --             --         31,941
     Minority-owned insurance operations                             --             --             --         20,695             --
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   Net income (applicable to common stock)(b)               $ 2,897,257    $ 2,510,383    $ 2,175,515    $ 1,937,730    $ 1,652,485
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Earnings per share:(c)
  Income before cumulative effect of accounting changes     $      6.15    $      5.30    $      4.58    $      4.03    $      3.40
  Cumulative effect of accounting changes, net of tax
    AIG                                                              --             --             --             --           0.07
    Minority-owned insurance operations                              --             --             --           0.04             --
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   Net income                                               $      6.15    $      5.30    $      4.58    $      4.07    $      3.47
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(a) Adjusted to reflect a common stock split in the form of a 50 percent common stock dividend paid July 28, 1995.
(b) After deductions in 1993 and 1992 of preferred stock dividends of $1,043 and
    $4,471, respectively.
(c) The effect of all other common stock equivalents is not significant;
    therefore, this information is not presented.


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